Exhibit 99.1

China Valves Technology, Inc.	CCG Investor Relations
Gang Wei, CFO	Linda Salo, Sr. Financial Writer
Tel: +86-371-8600-9777	Tel: +1 646-922-0894
E-mail: ir@cvalve.com	E-mail: linda.salo@ccgir.com
http://www.cvalve.com
Crocker Coulson, President
Tel: +1 646-213-1915
E-mail: crocker.coulson@ccgir.com
http://www.ccgirasia.com
http://www.cvalve.com

FOR IMMEDIATE RELEASE

China Valves Technology, Inc. Announces Fourth Quarter and Fiscal Year 2010 Results

KAIFENG, CHINA, March 16, 2011 – China Valves Technology, Inc. (NASDAQ: CVVT) ("China Valves” or the “Company"), a leading Chinese metal valve manufacturer, today announced its financial results for the three and twelve months ended December 31, 2010.

Fourth Quarter 2010 Highlights

  Fourth quarter net revenue reached $52.3 million, up 106.3% from $25.4 million for the same period last year
  Organic growth was 31.6% of total sales growth
  Gross profit increased to $18.4 million, up 48.8% from $12.4 million from the same period last year
  Net income reached $6.4 million, or $0.18 per fully diluted share, compared with $16.4 million, or $0.52 per fully diluted share, for the fourth quarter of 2009
  Adjusting for non-cash items related to the change in fair value of warrant liabilities and non-cash compensation expense, adjusted net income was $4.3 million, or $0.12 per diluted share, compared with adjusted net income of $6.4 million, or $0.20 per diluted share, for the fourth quarter of 2009

Full Year 2010 Highlights

  Net revenue reached $183.7 million, up 92.6% from $95.4 million last year
  Organic growth was 22.6% of total sales growth
  Gross profit increased to $80.4 million, up 71.7% from $46.8 million from last year
  Net income reached $43.2 million, or $1.25 per fully diluted share, compared with $23.4 million, or $0.75 per fully diluted share, for 2009
  Adjusting for non-cash items related to the change in fair value of warrant liabilities, gain from acquisition and non-cash compensation expense, adjusted net income was $40.3 million, or $1.16 per diluted share, compared with adjusted net income of $24.9 million, or $0.80 per diluted share, for 2009

"We continued our solid sales growth in the fourth quarter of 2010 supported by our acquisitions earlier in the year. Ball valves contributed by our subsidiary Hanwei Valve boosted sales to the petrochemical, oil and gas industry, to which sales increased more than 300% year over year in the quarter. This represents an ongoing shift in our product portfolio and increased diversification of revenue among several significant growth industries in China. During the quarter, we also maintained our strongholds in the thermal power generation and water supply sectors while expanding sales to the nuclear power industry through the contribution of new products, such as large diameter high pressure valves used in power stations, large diameter valves for water-pipe projects and gate valves for nuclear power plants,” said Mr. Jianbao Wang, CEO of China Valves. “Despite our strong growth, we incurred a write down in the value of finished goods, an impairment loss of fixed assets for production and accrued inventory allowance in the fourth quarter, leading us to miss our target net income for the quarter. We continue our restructuring efforts to improve production efficiency of our acquired subsidiaries and to reorganize bidding processes for larger projects. ”

Fourth Quarter 2010 Results

For the quarter ended December 31, 2010, the Company's total revenue was $52.3 million, an increase of 106.3% from $25.4 million in the same quarter last year. The increase was mainly due to approximately $19.0 million in revenue contributed by the subsidiaries Yangzhou Rock Valve Lock Technology Co., Ltd. ("Yangzhou Rock"), China Valves Technology (Changsha) Valve Co., Ltd (“Changsha Valve”) and Shanghai Pudong Hanwei Valve Co., Ltd. (“Hanwei Valve”) acquired earlier in 2010. While sales from the newly acquired subsidiaries accounted for 36.2% of total sales, organic growth remained strong at approximately 31.6% . The increased demand for the Company's valves was driven by China's rapid industrialization and infrastructure investment by the Chinese government. The Company expanded sales in particular to the petrochemical, oil and gas industry for the period, while simultaneously developing thermal power and water supply markets in China to which it supplies several market leading products. The Company also increased sales to the nuclear power industry.

Gross profit for the quarter was $18.4 million, up 48.8% from $12.4 million for the same period of 2009. Gross margin was 35.3% for the quarter compared to 48.9% for the same period in 2009. The decrease in gross margin was mainly due to the following factors: First, the Company accrued $0.7 million in inventory allowance due to slow moving and obsolete inventory in the fourth quarter of 2010. Second, the Company accrued a price adjustment loss of $1.9 million for finished goods whose carrying value was higher than net realizable value. Third, the Company performed a year-end impairment test for fixed assets for production and booked an impairment loss of $1.3 million in the quarter. Finally, the Company sold a larger percentage of lower priced medium to low pressure valves compared to the corresponding quarter last year.

Selling expenses were $3.8 million, compared to $1.7 million in the same quarter of 2009. This increase was mainly because of higher commission expenses associated with increased sales. Selling expenses as a percentage of sales were 7.2% for the fourth quarter 2010 from 6.6% for the fourth quarter 2009.

General and administrative expenses were $6.5 million, compared to $1.8 million in the fourth quarter of 2009. The increase was primarily attributable to inclusion of expenses from the three newly acquired subsidiaries. Professional fees, travel expense and meal and entertainment expenses also increased due to various business acquisition activities. General and administrative expense as a percentage of sales was 12.4% compared to 7.1% for the same period last year. The increase is due to the Company hiring more top management personnel.

Total other income was $2.3 million for the fourth quarter of 2010, compared with other expenses of $1.5 for the same period in the previous year. The difference was mainly due to the non-cash change in fair value of warrant liabilities of $0.5 million and gain from acquisition of 2.7 million in the three months ended December 31, 2010 compared with a non-cash change in fair value of warrant liabilities of $1.2 million for the same period in 2009.

Provision for income taxes was $4.0 million, compared to $2.2 million for the fourth quarter of 2009. Income tax increased mainly due to increased taxable earnings in the three-month period ended December 31, 2010, compared to 2009.

Net income for the fourth quarter of 2010 was $6.4 million compared with $16.4 million for the corresponding quarter in 2009. Diluted earnings per share were $0.18 for the fourth quarter of 2010, compared to diluted earnings per share of $0.52 for the fourth quarter of 2009. After adjusting for non-cash stock compensation expenses of $32,171, a non-cash change in the fair value of warrant liabilities of $0.5 million, and $2.7 million in gain from acquisition, the Company achieved net income of $4.3 million, or $0.12 per diluted share for the fourth quarter 2010, compared to net income of $6.4 million, or $0.20 per diluted share, for the fourth quarter of 2009, after adjusting for a reversal of a non-cash stock compensation expense of $11.2 million related to the release of 4.2 million make good shares from escrow after the Company achieved its make good target for fiscal year 2009 and a non-cash change in the fair value of warrant liabilities of $1.2 million. Please see the table below for a reconciliation of adjusted financial information to GAAP financial information. The Company had 34,759,078 weighted average diluted shares outstanding in the fourth quarter 2010 compared with 31,446,247 in the fourth quarter 2009.

Full Year 2010 Results

Revenue for the twelve months ended December 31, 2010 was $183.7 million, up 92.6% from revenue of $95.4 million for 2009. Gross profit was $80.4 million, up 71.7% from gross profit of $46.8 million for 2009. Gross margin was 43.8%, compared to 49.1% for 2009. The decrease in gross margin was mainly because the products sold by the three recently acquired subsidiaries had lower overall gross profit margin than the products sold by Zhengdie Valve and Kaifeng Valve. The Company is currently standardizing production methodology and techniques at the new subsidiaries in order to optimize their production capacity. In addition, the higher labor and management costs of the new subsidiaries resulted in higher fixed costs per unit and lower overall gross profit percentage. The Company also sold more medium to low pressure valves, which generally have lower selling prices, in 2010 compared with 2009.

Net income in 2010 was $43.2 million, or $1.25 per diluted share, an increase of 85.0% from $23.4 million, or $0.75 per diluted share, for the same period a year ago. After adjusting for $56,019 in non-cash stock compensation expenses, a gain of $3.7 million from acquisitions and a loss of $0.8 million in non-cash changes in fair value of warrant liabilities, non-GAAP net income for 2010 was $40.3 million, or $1.16 per diluted share, compared with non-GAAP net income of $24.9 million, or $0.80 per diluted share, in 2009, after adjusting for $47,057 in non-cash stock compensation expenses and $1.5 million in non-cash changes in fair value of warrant liabilities.

Financial Condition

As of December 31, 2010, China Valves had $25.8 million in cash and cash equivalents, $86.2 million in working capital and a current ratio of 2.7:1. Accounts receivable were $84.1 million as of December 31, 2010 compared with $32.3 million as of December 31, 2009 and days sales outstanding were 116 for the twelve months ended December 31, 2010 compared with 112 for the corresponding period last year. The increase in accounts receivable was due to the recently acquired subsidiaries. The Company has focused on improving the collection of accounts receivable by implementing various measures, such as compensating sales personnel for collections.

The Company had no long-term debt on its balance sheet as of December 31, 2010. Shareholders' equity stood at $188.6 million, compared with $113.4 million as of December 31, 2009.

The Company generated $17.2 million in cash from operating activities for the twelve months ended December 31, 2010, compared with $25.1 million for the same period in 2009. The increase in cash flow from operating activities was primarily due to increased net income, partially offset by an increase in accounts receivable.

The Company used $30.6 million in cash for investing activities for the twelve months ended December 31, 2010, mainly for acquisitions. In the same period, the Company had $24.2 million in cash flow from financing activities, mainly due to proceeds from a registered direct offering of securities.

As of December 31, 2010, the Company had no principal outstanding under its credit facilities and lines of credit.

Subsequent Events

In February 2011, the Company's subsidiary Henan Tonghai Fluid Equipment Co., Ltd. obtained a class AAA credit rating by the China Machinery Enterprise Management Association ("CMEMA") on February 12, 2011. CMEMA is the successor of the former Ministry of China Machinery Industry that supervises and provides guidance to the machinery industry in China. The rating evaluates the Company's product quality and payment history to suppliers, among other factors, and provides a comprehensive quality rating for manufacturing enterprises. The rating is valid for three years starting from the date of issuance and re-evaluated annually. In 2011, CMEMA only granted seven companies an AAA rating in China.

In February 2011, the Company announced that together with the Bureau of National Energy of China, Kaifeng Valve has signed a research and development agreement with Nantong Power Plant to supply DN250main stream valves, DN350 hydraulic inlet / outlet three-way valves, DN800 extraction of high discharge check valves, and DN2800 turbine vacuum butterfly valves, all which are newly designed for 1,000 MW ultra-supercritical power plants. The Company plans to sign supply contracts for ultra-supercritical 1,000MW specifications with an additional four power plants in March.

In January 2011, the Company’s gate and check valves used in the core island of nuclear power plants successfully passed all tests administered by China Institute of Atomic Energy, the primary nuclear science and technology research institute in China, and Nuclear Power Institute of China, the leading base in China for nuclear reactor engineering research, design, testing and operation.

In January 2011, the Company responded to allegations presented in an online report published on January 13, 2010 and provided clarification to investor questions related to its acquisitions and cash position. In February and March 2011 several plaintiffs filed complaints against the Company, asserting claims for certain violations of the securities laws and seeking unspecified damages. The Company has not yet responded to any complaint, but intends to contest the allegations and to defend itself vigorously.

In January 2011, the Company conducted a registered direct offering of an aggregate of 1,000,000 shares of our common stock at a price of $10.00 per share for gross proceeds of approximately $10 million, to several accredited institutional investors. In addition, the Company issued to the investors warrants to purchase 250,000 shares of common stock, in the aggregate, at a price of $10.00 per share, exercisable for 180 days beginning on the date of the initial issuance of the warrants. The proceeds of the financing have or will be used for working capital.

Business Outlook

In 2011, the Company expects to improve production and sales efficiency through consolidation of manufacturing practices at its subsidiaries, bidding for large-scale projects though its Shanghai -based sales office, and further diversification of end-user industries. The Company expects the petrochemical, oil and gas industry to remain a strong growth driver in 2011, supported by the demand from domestic thermal power and water supply markets. The Company also intends to continue its long-term efforts to become a significant valve supplier to the nuclear power market in China.

“Looking forward, we remain confident in the growth opportunities with our end-user markets and in our position as an industry leader. The localization trend in the thermal power industry is an encouraging sign of a shift towards domestic valves in increasingly demanding applications and one we hope will transfer to other key applications as well. Consequently, we target 25%-28% revenue growth for 2011 excluding any additional acquisitions,” said Mr. Wang. “Following higher labor and raw material costs in line with higher inflation in China, we expect gross margin around 41%-42% for the next few quarters. The increased consolidation efforts to improve manufacturing efficiencies may increase the profitability of our new subsidiaries in the future. However, the larger number of subsidiaries and broader product portfolio impacts product mix, which may lead to quarterly fluctuations in our gross margin. ”

Conference Call

The Company will host a conference call at 8:00 a.m. Eastern Time on Thursday March 17, 2011 to discuss its financial results for the fourth quarter and fiscal year 2010. To participate in this live conference call, please dial (877) 275 - 8968 five to ten minutes prior to the scheduled conference call time. International callers should call +1 (706) 643 - 1666. The Conference Pass Code is 51429168.

If you are unable to participate in the call at this time, a replay will be available for fourteen days starting on Thursday, March 17, 2011 at 11:00 a.m. Eastern Time. To access the replay, call (800) 642-1687. International callers should call +1 (706) 645-9291. The Conference Pass Code is 51429168.

Non-GAAP Financial Measures

To supplement the Company's condensed consolidated financial statements for the three and nine months ended December 31, 2010 and December 31, 2009 presented on a GAAP basis, the Company provided adjusted financial information in this release that excludes the impact of gains from acquisitions, changes in fair value of derivative instruments and non-cash compensation expenses. The Company's management believes that these adjusted measures, adjusted net income and adjusted diluted earnings per share provide investors with a better understanding of how the results relate to the Company's current and historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financials. The adjusted financial information that the Company provides also may differ from the adjusted information provided by other companies. Management believes that these adjusted financial measures are useful to investors because they exclude non-cash expenses that management excludes when it internally evaluates the performance of the Company's business and makes operating decisions, including internal budgeting, and performance measurement, because these measures provide a consistent method of comparison to historical periods. Moreover, management believes that these adjusted measures reflect the essential operating activities of the Company. In addition, the provision of these adjusted measures allows investors to evaluate the Company's performance using the same methodology and information as that used by the Company's management. Adjusted measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the adjusted financial measure. However, the Company's management compensates for these limitations by providing the relevant disclosure of the items excluded. A reconciliation of each adjusted measure to the nearest GAAP measure appears in the table below.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended December 31		Twelve Months Ended December 31
	2010	2009	2010	2009

Net Income	6,408,159	16,419,061	43,197,529	23,353,093
Add back (Deduct):
Non-cash stock compensation expense	32,171	-11,232,279	56,019	47,057
Change in fair value of warrant liabilities	522,717	1,198,854	785,350	1,508,997
Gain from acquisition	-2,698,642	0	-3,714,840	0
Adjusted Net Income	4,264,405	6,385,636	40,324,058	24,909,147

Diluted EPS	0.18	0.52	1.25	0.75
Add back (Deduct):
Non-cash stock compensation expense	0.00	-0.36	0.00	0.00
Change in fair value of warrant liabilities	0.03	0.04	0.02	0.05
Gain from acquisition	-0.09		-0.11	-
Adjusted EPS	0.12	0.20	1.16	0.80
Weighted average number of shares – Diluted	34,759,078	31,446,247	34,695,639	30,946,392

About China Valves Technology, Inc.

China Valves Technology, Inc. through its subsidiaries, Zhengzhou ZD Valve Co, Ltd., Henan Kaifeng High Pressure Valve Co., Ltd., Tai Zhou Taide Valve Co., Ltd., Yangzhou Rock Valve Lock Technology Co., Ltd., China Valves Technology (Changsha) Valve Co., Ltd. and Shanghai Pudong Hanwei Valve Co., Ltd., is engaged in development, manufacture and sale of high-quality metal valves for the electricity, petroleum, chemical, water, gas and metallurgy industries. The Company has one of the best known brand names in China’s valve industry, and its history can be traced back to 1959 when it was formed as a state-owned enterprise. The Company develops valve products by extensive research and development and owns a number of patents. It enjoys significant domestic market shares and exports to Asia and Europe. For more information, visit http://www. cvalve.com

Safe Harbor Statements

Any statements set forth above that are not historical facts are forward -looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward -looking statements. Such factors include, but are not limited to, the Company's ability to develop and market new products, the ability to access capital for expansion, the ability to acquire other companies, changes from anticipated levels of sales, changes in national or regional economic and competitive conditions, changes in relationships with customers, changes in principal product profits and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to update or revise to the public any forward -looking statements, whether as a result of new information, future events or otherwise. This press release was developed by China Valves, and is intended solely for informational purposes and is not to be construed as an offer or solicitation of an offer to buy or sell the Company's stock. This press release is based upon information available to the public, as well as other information from sources which management believes to be reliable, but it is not guaranteed by China Valves to be accurate, nor does China Valves purport it to be complete. Opinions expressed herein are those of management as of the date of publication and are subject to change without notice.

Financial Tables to Follow:

CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2010 AND 2009

	Three Months Ended December 31		Twelve Months Ended December 31
	2010	2009	2010	2009
REVENUE
Revenue	$51,710,382	$25,361,458	$183,077,333	$95,370,012
Related party revenue	618,793	-	618,793	-
Total Revenue	52,329,175	25,361,458	183,696,126	95,370,012
COST OF GOODS SOLD	33,882,245	12,962,105	103,276,910	48,527,336
GROSS PROFIT	18,446,930	12,399,353	80,419,216	46,842,676
EXPENSES:
Selling expense	3,763,452	1,663,479	10,414,293	6,317,766
General and administrative	6,501,860	1,791,511	15,563,906	7,312,439
Research and development	46,997	88,257	228,858	126,750
Stock compensation expense	32,171	(11,232,279)	56,019	47,057
Total Operating Expenses	10,344,480	(7,689,032)	26,263,076	13,804,012
INCOME FROM OPERATIONS	8,102,450	20,088,385	54,156,140	33,038,664
OTHER (INCOME) EXPENSE :
Other income, net	(178,694)	302,051	(669,462)	(510,692)
Gain from acquisition	(2,698,642)		(3,714,840)	-
Interest and finance expense, net	18,708	(9,513)	100,997	128,518
Change in fair value of derivative instruments	522,717	1,198,854	785,350	1,508,997
Total Other (Income) Expense, net	(2,335,911)	1,491,392	(3,497,955)	1,126,823
INCOME BEFORE PROVISION FOR INCOME TAXES	10,438,361	18,596,993	57,654,095	31,911,841
PROVISION FOR INCOME TAXES	4,030,202	2,177,932	14,456,566	8,558,748
NET INCOME	6,408,159	16,419,061	43,197,529	23,353,093
OTHER COMPREHENSIVE INCOME
Foreign currency translation gain (loss)	2,481,436	8,932	6,078,504	(7,075)
COMPREHENSIVE INCOME	$8,889,595	16,427,993	49,276,033	$23,346,018
BASIC EARNINGS PER SHARE:
Weighted average number of shares	34,647,847	31,404,868	34,547,224	30,771,356
Basic earnings per share	$0.18	0.52	1.25	$0.76
DILUTED EARNINGS PER SHARE:
Weighted average number of shares	34,759,078	31,446,247	34,695,639	30,946,392
Diluted earnings per share	$0.18	0.52	1.25	$0.75

CHINA VALVES TECHNOLOGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2010 AND 2009

ASSETS
	December 31,
	2010	2009

CURRENT ASSETS:
Cash and cash equivalents	$25,820,607	$14,485,408
Restricted cash	1,164,598	1,047,389
Notes receivable	2,815,939	414,193
Accounts receivable, net of allowance for doubtful accounts of $998,739 and $908,338 as of December 31, 2010 and 2009, respectively	84,147,126	32,341,042
Accounts receivable - related party	200,185	-
Other receivables	3,176,648	4,481,610
Other receivables - related parties	152,179	-
Inventories, net	16,251,938	9,246,801
Advances on inventory purchases	1,094,670	1,321,914
Advance on inventory purchases - related party	917,202	385,066
Prepaid expenses	104,593	246,046
Rental prepayment - short-term	254,760	307,630
Total current assets	136,100,445	64,277,099
PLANT AND EQUIPMENT, net	40,773,562	28,468,866

OTHER ASSETS:
Accounts receivable - retainage, long term	4,751,605	1,523,395
Deposits for acquisition	-	13,215,650
Advances on equipment purchases	108,435	654,931
Rental prepayment - long-term	-	307,630
Long-term receivable	-	440,100
Goodwill	32,955,163	20,811,767
Intangibles, net	23,027,880	9,639,180
Other investments, at lower of cost or market	790,572	764,515
Total other assets	61,633,655	47,357,168
Total assets	$238,507,662	$140,103,133

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable - trade	$19,530,341	$6,953,499
Accounts payable - related party	2,382,906	-
Short-term loans	5,648,794	5,048,246
Short-term loans - related parties	-	184,517
Other payables	3,405,201	2,662,930
Other payables - related party	1,899,627	1,707,353
Notes payable	-	733,500
Accrued liabilities	2,825,560	2,033,626
Customer deposits	6,499,833	3,325,906
Taxes payable	6,828,118	2,293,346
Warrant liabilities	880,565	1,730,837
Total current liabilities	49,900,945	26,673,760

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Common stock, $0.001 par value; 300,000,000 shares authorized; 34,664,654 shares and 31,727,212 shares issued and outstanding as of December 31, 2010 and 2009, respectively	34,663	31,726
Additional paid-in-capital	96,433,317	70,534,943
Statutory reserves	10,046,713	5,534,575
Retained earnings	69,861,618	31,176,227
Accumulated other comprehensive income	12,230,406	6,151,902
Total shareholders' equity	188,606,717	113,429,373
Total liabilities and shareholders' equity	$238,507,662	$140,103,133

CHINA VALVES TECHNOLOGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$43,197,529	$23,353,093
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation	4,167,004	1,694,675
Amortization	703,168	261,050
Bad debt provision (recovery)	57,836	(254,963)
Loss on disposal of fixed assets	343,333	87,876
(Gain) from acquisition	(3,662,704)	(252,183)
Stock compensation cost	56,019	47,057
Change in fair value of warrant liabilities	785,350	1,508,997
Inventory allowance	681,989	432,707
Change in operating assets and liabilities:
Restricted cash due to sales covenant	(923,572)	(113,814)
Notes receivable	(2,323,098)	465,721
Accounts receivable and retainage	(49,609,832)	(5,040,954)
Other receivables and other receivables-related parties	1,704,875	455,396
Inventories	1,376,219	1,563,708
Advance on inventory purchases	264,940	(213,271)
Advance on inventory purchases-related party	(490,053)	981,778
Prepaid expenses	137,706	(185,647)
Long term receivable	442,800	(57,513)
Accounts payable-trade and accounts payable - related party	12,491,821	322,728
Other payables and other payables - related parties	1,314,478	(1,552,141)
Accrued liabilities	(1,005,589)	317,514
Customer deposits	2,959,823	196,078
Taxes payables	4,522,913	1,065,354
Net cash provided by operating activities	17,192,955	25,083,246

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of intangible assets	(573,142)	(1,524,071)
Advance on equipment purchases	(124,895)	(654,530)
Purchases of plant and equipment	(3,709,966)	(9,738,815)
Addition to construction in progress	(590,032)	-
Proceeds from sale of equipment	4,927	11,729
Advance on lease	-	(614,882)
Cash paid for business acquisitions	(25,606,289)	-
Investment deposit	-	(13,209,395)
Net cash used in investing activities	(30,599,397)	(25,729,964)

CASH FLOWS FROM FINANCING ACTIVITIES:
Restricted cash due to covenant	105,616	57,162
Restricted cash due to notes payable	738,000	2,199,183
Other payables-related party financing related	-	(471,648)
Repayment of notes payable	(1,033,200)	(2,199,150)
Proceeds from short term debt	4,018,346	3,232,751
Repayments of short term loan	(3,391,577)	(6,982,848)
Repayments of short term loans-related parties	(100,310)	(161,782)
Proceeds from equity financing	23,881,858	-
Proceeds from private placement financing	-	2,850,000
Net cash provided by (used in) financing activities	24,218,733	(1,476,332)

EFFECTS OF EXCHANGE RATE CHANGES ON CASH	522,908	180,575

INCREASE (DECREASE) IN CASH	11,335,199	(1,942,475)

CASH and CASH EQUIVALENTS, beginning	14,485,408	16,427,883

CASH and CASH EQUIVALENTS, ending	$25,820,607	$14,485,408

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$127,113	$302,058
Cash paid for income taxes	$11,961,017	$8,020,771
Additional Non-cash investing and financing activities
Cashless exercise of warrants	$231,500	$756,012
Common stock issued for real estate acquisition	$-	$9,834,000
Long-term prepayment transferred to construction-in-progress	$-	$2,001,733

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